Kelly &	CERTIFIED	Member, American Institute of Certified
	PUBLIC	Public Accountants (Since 1974)
ACCOUNTANTS
Company
AUDIT
	TAX	Registered with the Public Company
	SEC REPORTING	Accounting Oversight Board (Since 2003)

February 16, 2007

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re: International Food Products Group, Inc.

We have read the statements that we understand International Food Products Group, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,

/s/ Kelly & Company

Kelly & Company

3151 Airway Avenue, Suite E-1, Costa Mesa, California 92626
(714) 918-4505 Fax (714) 918-4510 www.kelly-co.com